Exhibit 10.14

Execution Copy

Private Placement Agreement

THIS PRIVATE PLACEMENT AGREEMENT (the “Agreement”) is made and entered into as of the 13th day of February, 2017 (the “Execution Date”), by and among Therapix Biosciences Ltd., a company organized under the laws of the State of Israel having its principal offices at Azrieli Center (Square Tower) 27th Fl., Tel Aviv Israel (the “Company”) and traded on Tel Aviv Stock Exchange Ltd. (the “TASE”) and on the OTCQB; and each of the investors specified and detailed in Annex A which has placed his signature beside his name and has executed this Agreement (each, an “Investor”; together, the "Investors"). The term Investors in this Agreement shall refer to each of the Investors, severally and not jointly, and without any joint responsibility among them, each according to his investment amount set forth next to his name in Annex A. The Company and each of the Investors is referred to collectively as the “Parties” and each separately as a “Party”.

WITNESSETH

WHEREAS, the Company has decided to raise additional capital for the Company by means of a private placement; and

WHEREAS, each Investor desires to invest its Investment Amount (as defined below) in the Company, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties hereby agree as follows:

1.	The Transaction

1.1.	The Company has decided to raise funds by offering the Offered Securities (as this term is defined below) to each of the Investors by means of a private placement against the Investment Amounts (as this term is defined below), all as further detailed in this Agreement and as specified in Annex A.

1.2.	At the Execution Date, each Investor shall deposit its Investment Amount to an escrow bank account in the name of Horn Trustees Ltd. or any other trustee and bank account to be designated by the Company ("Escrow Agent" and "Escrow Account", respectively). At the Closing (as defined below) the Escrow agent shall transfer the Investment Amount to the Company. Each Investor will sign an Escrow Agent agreement, in the form attached as Annex D to the Agreement.

1.3.	The offer of the Offered Securities to each of the Investors shall take place according to the terms and conditions under this Agreement and shall be in force until no later than 15th day of February, 2017 (inclusive) (the "Final Investment Date"), after which the Company shall have no obligation to offer to any of the Investors any of the Offered Securities under this Agreement, or at all and the Investors will have no obligation to purchase any of the Offered Securities under this Agreement or any other obligation under this Agreement (and in this case, the Escrow Agent shall return each of the Investment Amounts deposited in the Escrow Account to their respective Investors).

1.4.	The Company undertakes no obligation to complete the Transaction under this Agreement until the end of the Final Investment Date (or before), and the Company may at any time until the Final Investment Date to notify the cancellation of the transaction under this Agreement, in its sole discretion (including for no reason).

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1.5.	For the sake of good order, the Company does not limit the total investments sums under this Agreement, and shall have full discretion on deciding the total investment sum to be raised under this Agreement and each of the Investors shall have no claim and / or demand against the Company in connection therewith.

2.	Issue and Purchase of Purchased Shares

2.1.	Issue and Purchase of Purchased Shares. Subject to the terms and conditions hereof, at the Closing (as defined below), the Company shall issue and sell to each Investor, and each Investor shall purchase from the Company, an amount of ordinary shares of the Company of par value NIS 0.1 each (the "Ordinary Shares") (all Ordinary Shares purchased by the Investors the "Purchased Shares" and all Ordinary Shares offered to the Investors "Offered Securities"), set forth across from its name under the caption “Offered Shares” in Annex A, free and clear of any and all Encumbrances (as defined below) at a price equal to NIS 0.70 per Purchased Share (the "Purchase PPS"), for a consideration in NIS set forth across from its name under the caption “Investment Amount” in Annex A (the “Investment Amount”). The Purchased Shares shall be transferred to the Investor's account and the Investment Amount shall be transferred to the Company's account, as set forth in Article 3 (Closing) below.

2.2.	Anti Dilution Protection; Pre-Emptive Rights.

2.2.1.	Anti Dilution Protection. In case after the Closing of this Agreement the Company raises additional funds by means of private placements (I.e., excluding public offerings) in less favorable terms than prescribed under this Agreement - in terms of the price per share of the Company’s ordinary shares (“Future Private Placements” and “Future PPS”, respectively), then immediately prior to the closing of such Future Private Placement the Investor (under this Agreement) shall be granted free of charge (subject to any regulatory approvals required to be obtained by the Company) such additional amount of Ordinary Shares to reflect the Difference (as defined below) that the Investor would have been offered in consideration of his Investment Amount (under this Agreement) should the Purchase PPS would have been replaced with the Future PPS.

The “Difference” shall be calculated and adjusted according to a standard weighted average mechanism for each such Future Private Placement.

The Company's share capital consists and shall consist (for as long as this section 2.2 is in force) only of Ordinary Shares of the same par value as the shares issued to the Investor hereunder all bearing equal rights.

2.2.2.	Pre-Emptive Rights. In addition, the Investor will be entitled, at his option (without undertaking an obligation), to participate in any Future Private Placements at equal terms offered to other future investors, so as to maintain his percentage holding in the issued and outstanding share capital of the Company.

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The Company's share capital consists and shall consist (for as long as this section 2.2 is in force) only of Ordinary Shares of the same par value as the shares issued to the Investor hereunder all bearing equal rights.

For the purposes of this section, and the avoidance of doubt, the term Future Private Placements shall refer only to cash investments (PIPEs), and shall not refer to issuance of Company’s securities (shares, options, debt, and/or any other convertible note) not issued pursuant to cash-investment in Company’s equity. For example, and without derogating the generality of the aforementioned, the term Future Private Placements shall not refer to any issuance made pursuant to payments due under contractual commitment or instead of cash/debt payment, such as (not an inclusive list) achieving development or commercial milestone under license agreement, consideration payment to service provider / contractor, settlement of indemnification debt and/or ESOP grants.

The provisions of this section 2.2 shall be in force only until the earlier between: (a) immediately prior to the consummation of a Qualified IPO (as defined below); and (b) twelve (12) months as of the Execution Date (“ADP Duration”), following which the provisions of this section shall become void and null. The provisions of this section 2.2 can be exercised only within the above prescribed period (the ADP Duration) in each case of such diluting event.

A “Qualified IPO” means any public offering of the equity of the Company covering the registration and/or offer and sale of equity of the Company pursuant to which the Company’s equity interests will be quoted on the NASDAQ National Market or other regulated securities exchange.

For the sake of clarity, for purposes of this Agreement and subject to the changes required, any ordinary shares issued pursuant to the provisions of this section 2.2 shall be considered, mutatis mutandis, as part of the Offered Securities (including, without limitation, for the purposes of sections 5, 7.1, 9, 10 and 11 below).

2.3.	Use of Proceeds. Upon the issuance of the Offered Securities to the Investor and receiving the total Investment Amount from the Investor, the Company shall use the Investment Amount according to its needs, at the discretion of the Board of Directors from time to time.

2.4.	Conditions to Closing. The Closing of the transactions contemplated hereby shall be subject to the conditions set forth in Article 7 (Conditions to Closing) herein.

3.	Closing

3.1.	Date and Venue of Closing. The payment by the Investors of the Investment Amounts to the Company and the issuance of the Purchased Shares to the Investors (to be held by the Nominee Company, as defined below) shall take place at a closing (the “Closing”), to be held at the offices of Horn & Co. - Law Offices, Amot Investments Tower, 24th Floor, 2 Weizmann St., Tel-Aviv 6423902, Israel, within three (3) business days following the fulfillment or waiver (by the Party entitled to do so) of each of the conditions set forth herein, but no later than forty-five (45) days following the date hereof, at 11:00 a.m., Israel time, or at such other time or place as the Parties shall mutually agree.

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3.2.	Transactions at Closing. At the Closing, the following transactions shall take place, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

3.2.1.	the Company shall provide the Investor with:

(a)	A copy of a signed share certificate issued by the Company in the name of the Nominee Company of the Company (Mizrahi-Tefahot Nominees Company Ltd.) (the "Nominee Company") for the benefit of the Investor, evidencing the ownership of the Investor of the Purchased Shares.

(b)	TASE's approval of the registration for trade of the Purchased Shares.

(c)	A copy of the immediate report filed by the Company on the TASE's Corporate Actions System (MAYA) and the ISA's "Magna" Site, announcing the issuance of the Purchased Shares.

(d)	A true and correct copy of the Company's shareholder register, immediately after the Closing, as published by the Company.

(e)	A copy of a letter of instructions, stamped as accepted (stamped “received”) by the Nominee Company, instructing the Nominee Company to deposit the Investor’s Purchased Shares underlying the share certificate in a specific bank account held by the Investor and in the Investor's name. This letter of instructions shall evidence the Investor’s ownership of the Purchased Shares.

3.2.2.	The Investor shall provide the Company with:

(a)	A copy of the executed written instructions to the Investor’s bank, (or the Escrow Agent, as the case may be) to transfer the Investment Amount to the Company bank account.

(b)	A SWIFT letter of instructions instructing the Company to deposit the Purchased Shares in a specific bank account held by the Investor.

4.	Representations and Warranties of the Company

The Company hereby represents and warrants to the Investor, and acknowledges that the Investor is entering into this Agreement in reliance thereon, as of the date hereof and as of the Closing Date (except to the extent such representation and warranty is made only as of a specific date, in which event such representation and warranty is made as of such specific date) as follows:

4.1.	The Company has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions, and has obtained the approval of the Company's organs required under the applicable law for the performance of this Agreement and the transactions contemplated hereby. All action on the Company’s part required for the execution and delivery of this Agreement has been taken. Upon the execution and delivery, this Agreement will be valid and binding obligations of the Company, enforceable in accordance with its respective terms. The signatories of this Agreement on behalf of the Company are authorized to sign on its behalf.

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4.2.	To the best of the Company's knowledge, the Company's statements and information contained in the reports submitted by the Company to the ISA, including all periodic and immediate reports and its financial statements (the "ISA Filings") are true and accurate to the date it was filed (information received from third parties and included in the ISA Filings is true and accurate, to the Company's best knowledge), and subject to information included under the ISA Filings, since the the filing of the Company’s financial statements for the third quarter of 2016 and until the Execution Date, there have been no event or occurrence that has or is likely to have a material adverse effect on the Company.

4.3.	As of the Execution Date the registered and the issued and outstanding share capital of the Company, and details regarding options, warrants, other convertible securities or other rights, issued by the Company, is as specified in ISA Filing dated January 5, 2017 (T-087) and the issued and outstanding share capital of the Company held by its Interested Parties, is as specified in ISA Filing dated January 5, 2017 (T-077).

4.4.	As of the Execution Date (I.e., pre Investment/Closing) the Offered Securities constitute 13.07% of the issued and outstanding share capital, and 11.81% of the issued and outstanding share capital on a fully diluted basis.

4.5.	The Purchased Shares of each of the Investors, when issued, sold and delivered by the Company in accordance with the terms of this Agreement for the consideration expressed herein, will be, upon issuance, listed for trading on the TASE, duly and validly authorized and issued, fully paid and non-assessable, and issued in compliance with all applicable laws, including the Israeli Securities Law, 5728-1968 and the rules and regulations promulgated thereunder from time to time (the "Securities Law") and will be free of any security interest, liability, limitation, liens, pledges, hypothecations, restrictive covenant, claims, restrictions, charge, mortgage or any other similar rights or any other third party rights, limitations or restrictions, and rights limitations or restrictions which may impose restrictions on the transfer thereof at any time (collectively "Encumbrances"), except for restrictions on transfers imposed under Section 15C of the Securities Law, as prescribed in Article 10 (Restrictions on Resale of Securities) of this Agreement below.

4.6.	The Purchased Shares will have the rights, preferences and privileges set forth in this Agreement and the Articles of Association of the Company identical to the Ordinary Shares of the Company, and shall be duly registered in the names of the Investors or in the name of the Nominee Company in the Company's Shareholders Register, in favor of the Investors, and will be duly registered for trade on the TASE.

4.7.	The Ordinary Shares are listed on the TASE, and the Company is in compliance with its listing requirements thereon and with all legal requirements under any applicable law, including but not limited to, the Securities Laws or the TASE’s rules. To the best of the Company's knowledge, no action has been taken or threatened by the Israeli Security Authority ("ISA"), the TASE or the OTCQB with respect to the delisting or suspension from trading of the Ordinary Shares or the American Depository Receipts traded on the OTCQB. The Purchased Shares issued to the Investor hereunder will be listed for trading on TASE immediately upon the issuance thereof to Investor subject to the rules and regulations issued by TASE, and will be freely transferable and tradable by the holders thereof on the TASE, subject to the lock-up restrictions described in Article 10 (Restrictions on Resale of Securities) below.

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4.8.	The Company has not paid, become or will become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement.

5.	Representations and Warranties by each of the Investors

Each Investor hereby represents and warrants as of the date hereof and as of the date of the Closing, that the following representations and warranties are true and accurate in all respects, and further acknowledges that the Company is entering into this Agreement in reliance thereon:

5.1.	The Investor has all necessary power and authority to execute and deliver this Agreement and to carry out its provisions, and has obtained the approval of the Investor's organs required under the applicable law for the performance of this Agreement and the transactions contemplated hereby. All action on Investor’s part required for the execution and delivery of this Agreement has been taken. Upon the execution and delivery, this Agreement will be valid and binding obligations of Investor, enforceable in accordance with its respective terms. The signatories of this Agreement on behalf of the Investor are authorized to sign on its behalf.

5.2.	The Investor acknowledges and agrees that subject to the accuracy and completeness of the representations or warranties of the Company stated in Article 4 (Company's Representations) above, it is purchasing the Offered Securities "As-Is", without any additional representations or warranties of the Company other than as stated in Article 4 above.

5.3.	Investor is not a US Person, as this term is defined under the US Securities Act.

5.4.	The Investor is aware that the Purchased Shares are not issued pursuant to a prospectus or similar document and that at the Closing, the Purchased Shares will be subject to restrictions on resale of securities in accordance with applicable Israeli laws and regulations (including without limitation, Section 15c of the Securities Law) as described in Article 10 (Restrictions on Resale of Securities) below. In addition, the issuance of the Purchased Shares shall be subject to any provision, limitation or approvals required by the applicable law, including without limitation by the TASE and/or the ISA, as may be the case.

5.5.	The Investor has experience as an investor in securities of companies in the early and development stages and acknowledges that it can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Company. The Investor has experience in investing in companies similar to the Company and is capable of evaluating the risks and merits of its investment in the Company and is able bear the financial risks thereof.

5.6.	Investor has the financial ability at the Execution Date and at the Closing to execute its obligations under this Agreement, including paying the Company the Investment Amount.

5.7.	Except for the Offered Securities and any attached rights to such securities, the Investor will not be entitled to any other consideration and/or right from the Company other than set forth in this Agreement and the Articles of Association of the Company.

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5.8.	The Investor is purchasing the Purchased Shares for the Investor’s own account, not as a nominee or agent and without any present intention to resell or distribute such Purchased Shares.

5.9.	Investor does not own, hold or possess, directly or indirectly, any securities of the Company.

5.10.	There is no obligation, agreement and/or understanding in connection with the Offered Securities, and no agreements, whether written or oral, between the Investors themselves, and/or between any Investor and any of the Company's shareholders or any third party regarding the purchase or sale of securities of the Company or voting rights in the Company.

5.11.	The Investor considered the tax implications of the transaction under this Agreement that apply to it, and the Company has not represented any representation in that respect; Subject to Article 9 (Tax) of this Agreement, should there be any tax charge imposed on the Investor in respect of or due to the allocation of the Offered Securities, the Investor shall alone bear it and be responsible to settle and pay it, and the Company assumes no liability in connection with said charge.

5.12.	The Company may offer its securities to other investors and third parties under same or different terms and conditions to those set under this Agreement, and that this agreement does not prevent the Company at any time, presently or in the future to negotiate the terms of and/or to offer any of its securities and/or to raise additional funds in any way.

5.13.	The Investor is not an employee or officer of the company, and will not hold or have an interest in the Company of or more than 5% of the Company's outstanding and issued shares prior to the Closing.

5.14.	The Investor will cooperate with the Company and shall provide identifying information relating to the Investor (including its end-controlling entities), to the extent required by the applicable law in connection with the allocation of the Offered Securities under this Agreement.

5.15.	The Investor confirms and acknowledges that subject to Closing and immediately afterwards, in case the Investor becomes an "Interested Party" in the Company, he will be subject to certain obligations and duties under the law and he undertake to fully comply with such duties and obligation.

5.16.	Notwithstanding anything to the contrary herein, Investor hereby confirms and acknowledges that subject to Closing and immediately afterwards, following any issuance of Company’s securities to the Investor (including with respect to the provisions under section 2.2 above, to the extent applicable), he might be subject to Tender Offer regulations, as prescribed under the Companies Law and regulations promulgated thereof, and hereby agrees to abide and comply with such rules and regulations, as applicable.

6.	Interim Covenants.

6.1.	From the Execution Date and until consummation of the Closing the Company shall (a) continue to operate its business in the ordinary course consistent with past practices; (b) promptly advise the Investors of any change, event or circumstance which has, or could reasonably be expected to have a material adverse effect on the Company; (c) not declare, effectuate and/or distribute any dividends (whether in cash or in kind) or purchase any of its Ordinary Shares; (d) not undergo or be a party to any merger, consolidation or similar transaction with any person; (e) not issue any securities other than (i) Ordinary Shares in case of an exercise of outstanding options or (ii) securities in connection with transactions reported to the ISA and TASE prior to the Execution Date; (f) not amend its Articles of Association in a way which contradicts or otherwise effect the terms and conditions of this Agreement.

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6.2.	The Company shall promptly notify the Investors of any change, event or condition that would cause any of the representations and warranties of the Company contained in this Agreement or other document delivered pursuant hereto to be inaccurate.

7.	Conditions to Closing

7.1.	General Conditions. The respective obligations of each Party to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable law, be waived in writing by any Party in its sole discretion (provided that such waiver shall only be effective as to the obligations of such Party):

7.1.1.	No action shall have been taken, or any statute, rule, regulation or order shall have been enacted or deemed applicable to the transactions contemplated hereunder, and no temporary or permanent restraining order or preliminary or permanent injunction or other order shall have been issued by, any governmental authority, that would restrain or prohibit the consummation of the transactions contemplated by this Agreement.

7.1.2.	All consents and approvals of any governmental authority required with respect to the transactions contemplated hereunder have been obtained.

7.1.3.	TASE's approval and authorization for the listing of the Purchased Shares for trading on the TASE has been obtained, and in addition, to the extent required, the ISA approval for the performance of this Agreement and the transactions contemplated hereby (if at all).

7.2.	Additional Conditions to Obligations of each of the Investors. The obligations of each of the Investor to consummate the transactions contemplated hereunder shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Investor in its sole discretion:

7.2.1.	The representations and warranties of the Company contained in this Agreement or other document delivered pursuant hereto shall be true and correct both when made and as of the Closing, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date.

7.2.2.	At the Closing, all the Purchased Shares shall be free and clear of any Encumbrances.

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7.2.3.	Since the Execution Date, there shall have been no event or occurrence that has or is likely to have a material adverse effect on the Company.

7.2.4.	The Company shall have performed all obligations and agreements and shall have complied with all covenants and conditions required by this Agreement to be performed prior to or at the Closing.

7.2.5.	There shall have been no lawsuit, filed or threatened, which challenges this Agreement and all transactions contemplated hereby, or seeks to impose any limitation on Investor's purchase of the Purchased Shares.

7.3.	Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereunder shall be subject to the fulfillment, at or prior to the Closing, of the following condition, which may be waived in writing by the Company in its sole discretion:

7.3.1.	The representations and warranties of each of the Investors contained in this Agreement shall be true and correct both when made and as of the Closing, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date.

7.3.2.	Each of the Investors shall have performed all material obligations and agreements and shall have materially complied with all covenants and conditions required by this Agreement to be performed prior to or at the Closing.

8.	Termination

8.1.	Events of Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing, by the written consent of all Parties. If the execution of this agreement has not occurred by the Final Investment Date then this Agreement shall terminate and no Party hereto shall have any rights or obligations hereunder.

8.2.	Effect of Termination. In the event of termination of this Agreement as provided in this Article 8, this Agreement shall forthwith become void and there shall be no liability on the part of any Party except that nothing herein shall relieve any Party from liability for any breach of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement.

9.	Tax and Expenses

9.1.	The Company shall bear all tax payments and charges applicable to it under the provisions of any applicable law for the sale and / or allocation of the Offered Securities, including any costs required to obtain the approval of issuance of the Offered Securities to the Investor, including but not limited to the approval of the TASE.

9.2.	Each of the Investors will bear all tax payments and charges applicable to it under the provisions of any applicable law in respect of the acquisition of the Offered Securities allocated to it.

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9.3.	All payments to be made hereunder shall be made after deducting any withholding tax that may be due to the Israel Tax Authority (“ITA”) on account thereof at the maximum rate required by applicable law and paying over such withholding taxes to the ITA, if required; provided, that the payor shall promptly provide to payee, with respect to all amounts withheld and paid over on account of withholding taxes, a written confirmation, in a form reasonably satisfactory to the payee, that such amounts were withheld and paid over on payee’s behalf to the ITA. Notwithstanding the preceding sentence, if a payee provides the payor at any time prior to such payment with a certificate of exemption from tax withholding (or a certificate of reduced tax withholding) from the ITA, in a form reasonably satisfactory to the payor, the payee shall act in accordance with the certificate of exemption from tax withholding (or the certificate of reduced tax withholding). Any amount withheld and paid over to the ITA pursuant to this paragraph shall be deemed paid to the payee hereunder.

9.4.	Each Party shall pay its own fees and expenses incurred in connection with the transactions contemplated hereby.

10.	Restrictions on Resale of the Offered Securities

10.1.	The Investor shall be bound to the restrictions on the resale of the Offered Securities on TASE pursuant to the provisions of Section 15C of the Securities Law and the Securities Regulations (Details Regarding Sections 15A to 15C of the Law), 2000, as amended, according to which:

10.1.1.	The Investor shall be forbidden from offering for sale each and any of the Offered Securities, in the course of trading on the TASE, for a period of six (6) months from the Closing (the date on which the Offered Securities were initially issued) (the "Total Lock-up Period").

10.1.2.	For a period of six consecutive calendar quarters as of the end of the Total Lock-up Period each Investor may offer for sale (in the course of trading on the TASE), on every trading day, the amount of the Purchased Shares not exceeding the average daily trading volume in the Company's shares on TASE during the period of eight (8) weeks immediately preceding the Closing, provided that such Investor does not offer in any given calendar quarter such number of Purchased Shares in excess of one percent (1%) of the issued and outstanding share capital of the Company (regardless of any convertible securities not yet exercised or converted into Ordinary Shares and allocated to the date of Closing).

A "quarter" for the purposes of this section means a period of three calendar months; The beginning of the first quarter shall commence at the end of the Total Lock-up Period.

10.2.	The Investor undertakes to act in accordance with the provisions of the Securities Law, with respect to restrictions on resale of the Purchased Shares issued under this Agreement.

11.	Miscellaneous

11.1.	Further Assurances. Each of the Parties shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the Parties as reflected thereby. Without derogating from the generality of the above, the Company shall request the TASE's approval of the registration for trade of the Purchased Shares within three (3) business days of the Execution Date.

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11.2.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without its conflicts of choice of law provisions which would cause the application of the law of any other jurisdiction. Any dispute or other matter arising under or in relation to this Agreement shall be resolved by the competent court of the city of Tel-Aviv-Jaffa and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of such court.

11.3.	Successors and Assigns; Assignment. Except as otherwise expressly limited herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the Parties. None of the Parties may assign or delegate this Agreement or any rights or obligations hereunder to any person without the prior written consent of the other Parties, which consent not be unreasonably withheld, and provided, that the Investor may assign this Agreement in whole or in part to any Affiliate of the Investor. For the purposes of this Article 11.3, the term “Affiliate” shall mean any person who is a Relative of the Investor, or entity that directly or indirectly Controls, is Controlled by or is under common Control with the Investor. The term “Control” shall mean the holding of at least 50% of the outstanding equity shares in, 50% of the voting power or the power to appoint at least 50% of the members of the board of directors (or other similar corporate organ) of the applicable entity. The term Relative shall mean a spouse or a descendent of the Investor, or a trustee for the same.

11.4.	No Public Statements. Subject to Article 12 (Confidentiality) below, no Party hereto shall publicize or disclose the existence or the terms and conditions of this Agreement, without the express, prior written consent of the other Party, provided however, that each Party may disclose the existence of this Agreement to (1) its advisors and (2) any potential investors under a confidentiality agreement.

11.5.	No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, who is not a Party hereto, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

11.6.	Entire Agreement; Amendment and Waiver. This Agreement, together with the schedules and exhibits attached hereto, constitutes the full and entire understanding, arrangement and agreement between the Parties with regard to the subject matters hereof and thereof and terminate and replace any previous understanding, agreement and/or arrangement between the Parties relating thereto. Except as otherwise explicitly provided for herein, any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of all of the Parties.

11.7.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any Party upon any breach or default under this Agreement, shall be deemed a waiver of such breach or default or any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent, or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provision or condition of this Agreement, must be in writing, signed by such Party, and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the Parties, shall be cumulative and not alternative.

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11.8.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under applicable law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

11.9.	Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by facsimile or by email with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All notices shall be sent to the address of such Party set forth in Annex B attached hereto or at such other address as any Party may designate by ten (10) days advance written notice to the other Parties.

11.10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

12.	Confidentiality

12.1.	The Investor shall not issue a press release or public announcement concerning this Agreement or the transactions set forth therein (the "Disclosure") without the prior written consent of the Company, which approval is not to be prevented or delayed unreasonably, unless the Disclosure is required under the applicable law, in which case the Investor shall disclose said Disclosure (and all related and relevant information) to the Company, including the text of the Disclosure, sufficient time prior to the publication of the Disclosure in order to allow the Company to comment and to approve said Disclosure prior to any such publication.

12.2.	The Investor acknowledges and declares that it is aware that the Company is a public company whose shares are traded on TASE and that : (1) any information about a transaction which is the subject of this Agreement may be considered as 'inside information' in accordance with the Israeli law and/or other applicable law, and shall not be used and/or exploited in any way or purpose other than for the execution of this Agreement; and (2) the Company may be required to disclose the terms of this Agreement and/or its existence, including with respect to the allocation of the Offered Securities to the Investor, which will not constitute a violation of this Agreement. Any filings of the Company to the ISA in connection with this Agreement will be made in coordination with the Investor.

12.3.	The Investor will sign a confidentiality agreement, in the form attached as Annex C to the Agreement.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

[signature page follows]

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[Signature Page to Private Placement Agreement]

THE COMPANY:

/s/ Dr. Ascher Shmulewitz		/s/ Dr. Elran Haber

THERAPIX BIOSCIENCES LTD.

By:	Dr. Ascher Shmulewitz	Dr. Elran Haber
Title:	Chairman	CEO

THE INVESTORS:

/s/ Dr. Haim Amir
[See Annex A]

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Annex A:

Investor's Signature	Investor's Name*	ID/Passport number / Company's Registered Number	Offered Securities (Ordinary Shares only)	Investment Amount (NIS)	Bank Account
	Dr. Haim Amir		5,357,143	3,750,000

Important:

* The Number of Investors shall not exceed 35, including any investors which were offered securities of the Company during the last 12 month prior to the Execution Date.

** In case the Investor is a corporation of any kind, please specify in addition the name and details of the controlling persons or shareholders in the Investor. in case there is not any controlling shareholder please specify the name and details of any interested party which holds more than 5% of the equity interest and/or of the controlling means in the corporation.

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Annex B

NOTICES

Party	Address	Fax.	Tel.	E-mail Address	Contact Person (+Attention)	With a copy to
Therapix BioSciences Ltd.	Azrieli Center (Square Tower) 27th Fl., Tel Aviv Israel	972-3-6167056	972-3-6167055	Elran@therapixbio.com	Dr. Elran Haber, CEO	Horn & Co. - Law Offices
Amot Investments Tower, 2 Weizmann St., 24 Floor,
Tel-Aviv 6423902, Israel
Fax: +972-3-637-8201
Attn: Yuval Horn, Adv. and Roy Ribon, Adv.
email: yhorn@hornlaw.co.il
rribon@hornlaw.co.il
Dr. Haim Amir	12 Abba Eban Avenue Ackerstein Tower Bldg. D Herzliya 4672530 Israel Tel: +972 (0)73 2447777 P.O. Box 2073 Herzliya, 4612001 Israel	972(54)6660-160	972(73)2447-748	arikba@essence-grp.com	Arik Bar, CFO	Eliezer Helfan, Adv. 111 Arlozorov St., Tel-Aviv 62098, Israel Tel: 972-3-6963263 Fax: 972-3-6963933 E-Mail: eli.helfan@gmail.com

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Annex C

CONFIDENTIALITY NON-DISCLOSURE AGREEMENT

This Non-Disclosure Agreement (this "Agreement") is entered into this 13th day of February, 2017, by and between Therapix Sciences Ltd. (the "Company" or "Discloser") and Dr. Haim Amir, ("Recipient", and together with the Company, the "Parties").

WHEREAS, Company owns, possesses or has developed certain business, commercial, financial and technical information relating to, inter alia, the technology, business, intellectual property, products, product plans and financial data of the Company, its subsidiaries and/or its affiliate companies; and

WHEREAS, Company is considering in its ordinary course of business different means of fund raising, among others, by way of private placement; and

WHEREAS, Recipient wishes to evaluate a possible investment in the Company (the "Purpose") following which the Parties shall consider entering into that certain Private Investment in Public Equity Agreement (the "PIPE Agreement"); and

WHEREAS, For that Purpose Recipient wishes to receive and/or may otherwise have access to and acquire, and the Discloser is willing to disclose to Recipient Confidential Information (as defined below);

NOW, THEREFORE, the Recipient hereby agrees as follows:

1.	Definition. "Confidential Information" shall mean any information and data, whether in oral, written, graphic, machine-readable form or in any other form, tangible and non-tangible, of a proprietary or confidential nature, disclosed and/or made available by Discloser or its advisors to Recipient or otherwise acquired by Recipient as a result of or in connection with this Agreement and/or the Parties' discussions (whether prior to the execution hereof or thereafter), including without limitations the PIPE Agreement and its existence.

Confidential Information shall include, without limitation, proprietary, business, financial, technical, clinical, development, experimental, formula, design, specifications, product (actual or planned and any derivatives thereof), marketing, sales, strategy, prices, customers, operating, employees, performance, cost, know-how, research, technique and process information, records and results, trade secrets, patents, patent applications, copyrights, ideas, improvements and inventions (whether patentable or not) and other works of authorship, and all record bearing media containing or disclosing such information and techniques. When appropriate, the term "Confidential Information" shall also include samples, models and prototypes, or parts thereof. The Parties' discussions regarding the possible investment and the terms thereof shall be further deemed Confidential Information hereunder.

The confidentiality obligations of this Agreement shall not apply to any information that (i) the Recipient can document is already in the public domain through no fault of Recipient; (ii) is shown by the Recipient, by documentary evidence, to be in its possession at the time of execution hereof and was not acquired directly or indirectly under obligations of secrecy to the other party; or (iii) is independently developed by the Recipient without breach of this Agreement and as proven by documentary evidence.

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Confidential Information shall not be deemed to be in the public domain merely because any part of the Confidential Information is embodied in general disclosure or because individual features, components or combinations thereof are now or become known to the public. A disclosure by Recipient of Confidential Information in response to a valid order by a court or other governmental body, or as otherwise required by law, and to such extent necessary, shall not be considered to be a breach of this Agreement, provided, however, that Recipient shall provide Discloser with prompt prior written notice thereof to enable Discloser to seek a protective order or otherwise prevent or contest such disclosure.

Recipient specifically acknowledges and understands that Discloser is a public company traded on the Tel-Aviv Stock Exchange Ltd. Accordingly, (a) Discloser's Confidential Information may be considered as "inside information" pursuant to Israeli securities laws and regulations; and (ii) Discloser is required to make certain disclosures and publications under applicable laws which may include this Agreement and/or the Parties' engagement.

2.	Restrictions. All Confidential Information delivered, made available or otherwise acquired pursuant to this Agreement (a) shall not be copied, duplicated, distributed, disseminated or made available in any way or form by Recipient (or so allowed, aided or enabled by Recipient); (b) shall be maintained in confidence and in a place and manner that ensures such confidentially (which in any event shall be not less than customary industry standards), and may only be disclosed to those employees, officers and/or directors of Recipient and/or its advisors who have a need to know and who have executed an obligation of confidentiality and restriction of use similar to the terms hereof; and (c) shall not be conveyed, used or exploited by Recipient (including its employees, officers, directors and/or its advisors), directly or indirectly, for any purpose, except for the Purpose.

3.	Duration. Recipient's obligations hereunder with respect to each item of Confidential Information shall be perpetual, until such time as the Confidential Information shall have become public domain through no fault of Recipient.

4.	Term. This Agreement shall be effective as of the date stated above until terminated upon thirty (30) days' prior written notice, and provided, however that the provisions of Section 3 above and Sections 5-8 below shall survive the termination or expiration of this Agreement.

5.	Return of Materials. Promptly following the earlier of (i) termination or expiration of this Agreement; and (ii) within seven (7) days following a written request by the Discloser at any time, Recipient will deliver to Discloser all Confidential Information and all documents or media containing any such Confidential Information and any and all copies or extracts thereof (or shall have such documentation and/or media destroyed and shall so confirm in writing, at Discloser's sole discretion).

6.	Mutual Disclaimers; No Proprietary Rights. The Parties shall have no obligation to enter into any further agreement with each other. Nothing herein shall be deemed to create any principal/agent, employee-employer, joint venture or other business relationship between the Parties. It is understood and agreed that Confidential Information is provided "AS IS". No warranties, express or implied, of any kind are given by Discloser with respect to Confidential Information provided hereunder. The Parties also understand that all Confidential Information shall remain the sole property of Discloser (or its respective owner(s)), and that no patent, copyright, trademark or other proprietary right or license is granted by this Agreement. Recipient understands that nothing herein requires the disclosure of any Confidential Information, which shall be disclosed, if at all, solely at the option of the Discloser.

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7.	Injunctive and Other Relief; No Derogation of Rights. Since a breach by Recipient of any of the promises or agreements contained herein may result in irreparable and continuing damage to Discloser for which there may be no adequate remedy at law, Discloser shall be entitled to injunctive relief and/or a decree for specific performance, and such other relief as may be proper (including monetary damages if appropriate). Nothing in this Agreement shall be construed as derogating from any right or remedy that the Discloser may be entitled to under applicable law.

8.	General. This Agreement shall bind and inure to the benefit of the Parties and their successors and assigns. Neither Party may transfer or assign any rights or obligations under this Agreement without the prior written consent of the other Party, except to a successor in interest who is not a competitor of the other Party. This Agreement represents the entire understanding and agreement between the Parties with respect to the subject matter hereof and supersedes all prior communications, agreements and understandings relating to the subject matter hereof. In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect. No modification or amendment of this Agreement will be valid unless executed by both Parties. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against such waiver is sought and to such extent set forth therein; no failure or delay in enforcing any right will be deemed a waiver. The laws of the State of Israel shall govern this Agreement, and the competent courts of the Tel Aviv-Jaffa district shall have exclusive jurisdiction in any matter arising out of or relating to this Agreement.

/s/ Dr. Ascher Shmulewitz		/s/ Dr. Elran Haber

Therapix bioSCIENCES LTD.

Name:	Dr. Ascher Shmulewitz	Dr. Elran Haber
Title:	Chairman	CEO

/s/ Dr. Haim Amir

Recipient

Name:	Dr. Haim Amir

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Annex D

ESCROW AGENT AGREEMENT

February 13, 2017

To:

Horn Trustees Ltd. (the "Escrow Agent"),

Horn & Co., Law Offices

2 Weizmann St., Amot Investments Tower, Fl. 24,

Tel Aviv, 6423902, Israel

Dear Sirs,

Reference is hereby made to a certain Private Placement Agreement (the "Agreement") entered into as of the 13th day of February, 2017, by and between Dr. Haim Amir ("Investor") and Therapix Biosciences Ltd. ("Company"), pursuant to which the Investor has agreed to purchase from the Company 5,357,143 ordinary shares of the Company ("Purchased Shares") for an aggregate consideration of NIS 3,750,000 ("Investment Amount"), subject to the terms and conditions set forth in the Agreement.

The purpose of these instructions ("Escrow Instructions") is to authorise and enable the Escrow Agent to receive the Investment Amount from the Investor and to hold such consideration in escrow pursuant to the following terms:

1.	Any term not defined herein shall have the meaning given to it in the Agreement.

2.	Escrow Agent will be regarded at all times solely as an escrow agent with respect to its holding of the Investment Amount and will not be considered a party to any other contractual arrangement between the Investor and the Company in connection with the Agreement.

3.	Upon the execution of the Agreement (at the Execution Date), the Investor will deposit the Investment Amount in an escrow account held and managed by the Escrow Agent, all in accordance with the bank wire instructions as provided by the Escrow Agent.

4.	Until the Investment Amount is released by the Escrow Agent as provided herein, the Investment Amount shall be deposited in a daily, self-renewing, Shekel deposit.

5.	Escrow Agent will hold the Investment Amount in escrow, to be released (together with any accrued interest and after deducting any bank transfer fees), either to Investor or the Company (as applicable) upon the earlier of:

5.1	To Company - no earlier than two (2) business days after the date upon which the Company presents Escrow Agent with a copy of the Share Certificate, together with the Company's irrevocable instructions to the Nominee Company to deposit the Purchased Shares in the Investor's bank Account (as designated by the Investor), both such documents stamped "received" by the Nominee Company ("Acknowledgment of Receipt Documents").

5.2	To Investor - if the Acknowledgment of Receipt Documents are not delivered to the Escrow Agent with ten (10) business days following the Closing.

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5.3	Release of the Investment Amount to the Investor or to the Company pursuant to the above provisions Clauses 5.1 or 5.2, is subject to a twenty-four (24) hour advance written notice by Escrow Agent to both Investor and Company.

5.4	Upon the release of the Investment Amount to the Investor or to the Company pursuant to the provisions Clauses 5.1 or 5.2, Escrow Agent’s obligations hereunder will expire.

5.5	Escrow Agent will not have or incur any liability whatsoever by reason of any of Escrow Agent’s acts or omissions, whether based upon mistake of fact or law, error of judgment, on the condition that the said acts or omissions are in good faith.

5.6	Each of the parties, jointly and severally, and upon the Escrow Agent’s first demand, agree to indemnify fully and hold the Escrow Agent harmless against and with respect to, any and all loss, liability, damage, or expense that the Escrow Agent may suffer or incur in connection with the performance of its obligations under this Agreement or otherwise in connection therewith.

5.7	The duties of the Escrow Agent are only as herein specifically provided, and are purely administrative in nature. The Escrow Agent shall neither be responsible for or under, nor chargeable with knowledge of, the terms and conditions of any other agreement, instrument or document in connection herewith except these Escrow Instructions, and shall be required to act in respect of the Investment Amount only as provided in these Escrow Instructions.

IN WITNESS WHEREOF, these instructions have been executed by the parties effective as of the date indicated above.

/s/ Dr. Haim Amir	/s/ Dr. Ascher Shmulewitz	/s/ Dr. Elran Haber
Dr. Haim Amir	Therapix Biosciences Ltd.

Please execute this letter below to acknowledge the terms and conditions hereof.

ACKNOWLEDGED AND AGREED:

/s/ Yuval Horn
Horn Trustees Ltd.

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